AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MONSTER PRODUCTS, Inc.

The undersigned, for the purpose of forming a corporation under Chapter 78 of Nevada Revised Statutes, does certify as follows:

ARTICLE I

NAME

The name of the corporation is Monster Products, Inc. (the “Corporation”).

ARTICLE II

RESIDENT AGENT

The Registered Agent for Service of Process is Monster Products, Inc., located at 4288 S. Polaris Avenue, Suite 105, Las Vegas, Nevada 89103.

ARTICLE III

DURATION

The Corporation shall have perpetual existence.

ARTICLE IV

PURPOSE

The purpose of the Corporation shall be any lawful purpose.

ARTICLE V

POWERS

　　 The powers of the Corporation shall be all of those powers granted by the Nevada Revised Statutes (the “NRS”), under which the Corporation is formed.

ARTICLE VI

AUTHORIZED STOCK

(A) CLASSES OF STOCK. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 825,000,000, of which 800,000,000 shares shall be Common Stock, par value $ 0.001 per share, and 25,000,000 shares shall be Preferred Stock, par value $ 0.001 per share.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

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(B) COMMON STOCK.

1. Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock then held thereby, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and the bylaws of the Corporation.

2. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(C) PROVISIONS APPLICABLE TO ALL CLASSES

1. Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock and Common Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each such share held equal to the amount fixed and determined in accordance with the respective rights and priorities established by the Board of Directors. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any material part of the assets of the Corporation (that does not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph.

2. No Preemptive Rights. No stockholders of the Corporation shall have any preference, preemptive right or right of subscription to acquire any shares of the Corporation authorized, issued or sold, or to be authorized, issued or sold and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, that the Board of Directors may determine from time to time.

3. Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed.

ARTICLE VII

BOARD OF DIRECTORS

(A) NUMBER OF DIRECTORS. The Corporation shall not have less than one (1) director. The actual number of directors may be increased or decreased by a duly adopted amendment to the bylaws of the Corporation or by resolutions by the Board of Directors.

(B) INITIAL DIRECTORS. The names of the director(s) constituting the current Board of Directors are:

Name
Noel Lee
Fereidoun Khalilian

(C) INTERESTED DIRECTORS. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated solely by reason of the fact that the director of the Corporation has a direct interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that the Corporation is in compliance with one or more of the conditions of Section §78.140 of the NRS (or any successor provision thereto).

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ARTICLE VIII

TRANSACTIONS WITH STOCKHOLDERS

(A) CONTROL SHARE ACQUISITION EXEMPTION. The Corporation specifically elects not to be governed by NRS.§78.378 to NRS.§78.3793, inclusive, and successor statutory provisions.

(B) COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Corporation specifically elects not to be governed by NRS§ 78.411 to NRS§ 78.444, inclusive, and successor statutory provisions.

ARTICLE IX

LIMITATION OF LIABILITY

To the fullest extent permitted by law, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, save and except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification. The indemnification provided in this article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE X

INDEMNIFICATION

The Corporation may:

(A) Indemnify, to the fullest extent legally permissible under the laws of the State of Nevada, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(B) Indemnify, to the fullest extent legally permissible under the laws of the State of Nevada, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

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(C) Indemnify, to the fullest extent legally permissible under the laws of the State of Nevada, a director, officer, employee, fiduciary or agent of a corporation to the extent he has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X I or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article X . The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of this Article X .

The indemnification provided in this article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE XI

INDEMNIFICATION PROVIDED IN BYLAWS

Without limiting the application of Article IX or Article X, the directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

ARTICLE XII

PLACE OF MEETING; CORPORATE BOOKS

Subject to the NRS, the stockholders and the Directors shall have the power to hold their meetings, and the Directors shall have power to have an office or offices and to maintain the books of the Corporation either inside or outside of the State of Nevada, at such place or places as may from time to time be designated in the bylaws or by appropriate resolution.

ARTICLE XIII

BYLAWS

The Board of Directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120.

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ARTICLE XIV

AMENDMENTS

Except with respect to amending the non-assessability of shares pursuant to Article VI (C) hereof, this Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or its bylaws in the manner now or thereafter prescribed by status or by these Articles of Incorporation or by the Corporation’s bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

The undersigned stockholder, holding and owning the capital stock of the above named corporation in excess of 51% of the outstanding capital stock of the corporation, hereby adopt the Amended and Restated Articles of Incorporation of the said corporation.

Noel Lee

Title: Majority Stockholder

Date: April 30, 2018

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